CONSULTING AGREEMENT

     This Consulting Agreement (“Agreement”) is made effective and entered into as of January 1, 2006, by and between NuWay Medical, Inc. a Delaware corporation (the “Company”), and Kenneth Reay Code (“Consultant’), with reference to the following facts:

RECITALS:

A.
The Company desires to engage the services of Consultant to advise the Company in research and development and to provide other services and assistance to the Company in matters relating to the Company’s business, as they may arise from time to time, upon the terms and conditions contained herein.

B.	Consultant desires to provide services to the Company upon the terms and conditions contained herein.

     NOW, THEREFORE, the Company and Consultant hereby mutually agree as follows:

     Section 1. Scope of Services to Be Provided. Consultant shall provide to the Company substantially all of his commercial business time, skill and attention, assistance, advice and support relating to the Company’s business, including research, development and technical support, as the Company may request from time to time. Without limiting the generality of the foregoing, Consultant shall:

(a) Services. Consultant shall undertake and perform the tasks assigned to Consultant from time to time by the Company’s Chief Executive Officer.

(b) Reports. Consultant shall assist in the preparation of regular reports to the Company on the efforts expended and undertaken on each project assigned to or undertaken by Consultant. Consultant shall maintain and make available to the Company upon request complete records for purchases, products, prices, analyses, testing and test results, contacts, drawings and such other matters as the Company may request from time to time.

(c) Procedures for Maintaining Proprietary Information. Consultant shall keep and maintain such procedures as may be customary and appropriate and as may be specified by the Company to protect, maintain and keep confidential any proprietary or confidential information of the Company, including without limitation all know how and information that may constitute a trade secret or otherwise confer strategic or competitive advantages to the Company, by use of passwords, locked cabinets, identification of such information and materials as “Confidential’ and other limits on access as may be customary or appropriate or set forth in Company policies.

     Section 2. Non-Disclosure Obligations. Concurrently with the parties’ execution of this Agreement, Consultant shall execute and deliver to the Company the Non-Disclosure and Confidentiality Agreement attached hereto as Annex A (the “Confidentiality Agreement”), the provisions of which are incorporated herein by this reference.

Section 3. Consultant’s Representations and Covenants. Consultant represents, warrants and covenants to the Company that:

(a) Consultant shall devote all of his business time, energy, interest, ability, and skill to the provision of services to the Company hereunder.

(b) The Company may require Consultant to travel at the Company’s expense domestically and internationally from time to time as may be reasonably required to fulfill Consultant’s assigned duties and responsibilities.

        (c) Consultant shall not, during the term of this Agreement, directly or indirectly, promote, participate, or engage in any business activity that would interfere with the performance of Consultant’s duties under this Agreement or which is competitive with the Company’s or any Company Affiliate’s business, including, without limitation, any involvement as a shareholder, director, officer, employee, partner, party to a joint venture, consultant, advisor, individual proprietor, lender, or agent of any business, without the prior written consent of the Company. The term “Affiliate” shall mean, with respect to any person or entity, any other person or entity which, directly or indirectly through one or more intermediaries, is in control of, is controlled by or is under common control with, such person or entity. “Control of,” “controlled by” and “under common control with” mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person or entity, by contract or credit arrangement, as trustee or executor, or otherwise. The term “Affiliate” includes, but is not limited to, each and every subsidiary of the Company.

(d) During the term of this Agreement and for a period of one year after the termination of this Agreement, Consultant shall not solicit, attempt to solicit, or cause to be solicited any customers of the Company for purposes of promoting or selling products or services which are competitive with those of the Company, nor shall Consultant solicit, attempt to solicit, or cause to be solicited any employees, agents, or other independent contractors of the Company to cease their relationship with the Company.

(e) Consultant does not have any agreements with or commitments to any other person or entity which conflict with any of Consultant’s obligations to the Company arising under this Agreement.

(f) Consultant shall maintain any and all licenses and permits as may be required for Consultant to provide the consulting services contemplated hereby. In the event Consultant shall utilize the services or shall acquire any products in order to render the consulting services contemplated hereby, Consultant shall be solely responsible for the payment for such services and products, except to the extent reimbursable by the Company in accordance with Section 7 below.

(g) Except upon. the express written consent of the Company, Consultant shall have no authority, and shall not represent, suggest or imply that Consultant has the authority, express or implied: (i) to bind the Company to any agreements or arrangements, written or oral; (ii) to make an offer or accept an offer on behalf of the Company; or (iii) to make representations, warranties, guaranties, commitments or covenants on behalf of Company.

     Section 4. Ownership.

(a) The compensation payments set forth herein shall be full and complete compensation both for all obligations assumed by Consultant hereunder and for any and all Creations (as defined in Section 4(c) below) assigned under this Agreement.

(b) The Company shall retain the exclusive right to use or distribute, at its sole discretion, any and all Creations. Consultant shall make no claim on any consideration received by the Company for the sale, lease or use of the Creations.

(c) For the purposes of this Agreement, “Creation” or “Creations” includes, without limitation all:

(i)
enhancements, modifications, additions or other improvements to the intellectual property or assets owned, licensed, sold, marketed or used by the Company or any affiliates of the Company in connection with their respective business;

(ii)	patents, copyrights, trade-marks, trade names, business names, logos, design marks and other proprietary marks; and

(iii)
inventions, devices, discoveries, concepts, ideas, formulae, know how, processes, techniques, systems, methods and any and all improvements, enhancements and modifications thereto, whether patented or not, developed, created, generated, contributed to or reduced by practice by Consultant alone or jointly with others while the Consultant is providing services to the Company pursuant to this Agreement.

    Section 5. Term. This Agreement shall terminate on January 1, 2007, unless earlier terminated in accordance with this Section 5. In addition, this Agreement shall terminate automatically upon (i) the death of Consultant, or (ii) the mental or physical incapacity of Consultant which persists for a period of 60 consecutive days or (iii) the mutual agreement of Consultant and the Company. Either party may terminate this Agreement upon a material breach of this Agreement by the other party; and the Company may terminate this Agreement upon a material breach of the Confidentiality Agreement by Consultant.

    Section 6. Compensation. Consultant’s compensation for his consulting services hereunder shall be in an amount equal to $15,400 per month prorated for partial months.

    Section 7. Reimbursement of Business Expenses. To the extent Consultant is authorized by the Company’s Chief Executive Officer or its Board of Directors to maintain an office remote from the Company’s office, order equipment and supplies or make other expenditures to carry out Consultant’s duties hereunder, the Company shall reimburse Consultant for the actual costs thereof, subject to receipt of such documentation and other information as the Company may reasonably request or require in accordance with its policies, and subject further to any limitations on the amount that Consultant may be authorized to incur in ordering such equipment and supplies or making other expenditures on the Company’s behalf. Reimbursement for each qualifying expense shall be made on the last day of the calendar month following the month in which a receipt for payment by Consultant of such expense item and any and all other documentation which the Company may reasonably require regarding the expense item was submitted to Company.

    Section 8. Independent Contractor. Consultant shall be retained by the Company only for the purposes and to the extent set forth in this Agreement, and his relation to the Company, during the term of this Agreement, shall be that of an independent contractor. Consultant shall not be deemed to be an employee of the Company for any purpose whatsoever.

    Section 9. Injunctive Relief. Remedies at law shall be deemed to be inadequate for any breach of any of the covenants of this Agreement, and the Company shall be entitled to injunctive relief in addition to any other remedies it may have in the event of such breach.

    Section 10. Indemnification; Taxes. Consultant shall be solely responsible for any and all income and other taxes that may be due to any state, local or federal governmental authorities in respect of the compensation to Consultant pursuant to this Agreement. Consultant acknowledges that the Company shall not make any withholdings from payments to Consultant hereunder. Consultant shall indemnify, save and hold the Company harmless from and against all loss, cost or expense of any kind or nature in connection with Consultant’s discharge of his obligations pursuant to this Section 10.

Section 11. Amendments; Consents. No amendment, modification, supplement, termination, or waiver of any provision in this Agreement, and no consent to any departure therefrom, shall be effective unless in writing and signed by both Consultant and the Company and then only in the specific instance and for the specific purpose given.

    Section 12. Notices. Any notices required or permitted to be given in writing will be deemed received when personally delivered or, if earlier, ten (10) days after mailing by registered or certified United States mail, postage prepaid, and return receipt requested. Notice to the Company is valid if sent to the Company’s principal place of business and notice to Consultant is valid if sent to Consultant at Consultant’s address as it appears in the Company’s records. The Company or Consultant may change their address only by notice given to the other in the manner set forth herein.

Section 13. Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, and the counterparts, taken together, shall constitute one original. Executed copies of this Agreement and any amendments or modifications thereto may be delivered by facsimile transmission in lieu of an original.

Section 14. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of Consultant and the Company and their respective permitted successors and assigns. This Agreement, including the rights and obligations hereunder, shall not be assigned, delegated or transferred by Consultant without the prior written consent of the Company.

Section 15. Integration; Construction. This Agreement (together with the appendices thereof) shall comprise the complete and integrated agreement of the Company and Consultant and shall supersede all prior agreements, written or oral, on the subject matter hereof. Neither party hereto shall have a provision construed against it by reason of such party having drafted the same.

Section 16. Survival. The rights and obligations provided in Section 3(c), Section 4, Section 9, Section 10, Section 14 and Section 20 hereto shall survive termination of this Agreement.

Section 17. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California, without regard to the body of law known as conflict of laws.

Section 18. Severability of Provisions. Any provision in this Agreement that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall be, as to that jurisdiction only, inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of those provisions in any other jurisdiction, and to this end the provisions of this Agreement shall be severable.

    Section 19. Headings. Headings of this Agreement are included for convenience only and shall not be considered a part of this Agreement for any other purpose.

Section 20. Attorneys’ Fees. In the event of any litigation or other dispute arising as a result of or by reason of this Agreement, the prevailing party in any such litigation or other dispute shall be entitled to, in addition to any other damages assessed, its reasonable attorneys’ fees, and all other costs and expenses incurred in connection with settling or resolving such dispute. The attorneys’ fees which the prevailing party is entitled to recover shall include fees for prosecuting or defending any appeal and shall be awarded for any supplemental proceedings until the final judgment is satisfied in full. In addition to the foregoing award of attorneys’ fees to the prevailing party, the prevailing party in any lawsuit on this Agreement shall be entitled to its reasonable attorneys’ fees incurred in any post judgment proceedings to collect or enforce the judgment This attorneys’ fees provision is separate and several and shall survive the merger of this Agreement into any judgment.

    Section 21. Waiver; Rights and Remedies. Neither Consultant’s nor the Company’s failure to exercise any right under this Agreement shall constitute a waiver of any other term or condition of this Agreement with respect to any other preceding, concurrent, or subsequent breach, nor shall it constitute a waiver by the Company or Consultant of its rights at any time thereafter to require exact and strict compliance with any of the terms of this Agreement. The rights and remedies set forth in this Agreement shall be in addition to any other rights or remedies which may be granted by law.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first set forth above.

NUWAY MEDICAL, INC.

By:	/s/ Dennis Calvert	6-20-06

Name:	Dennis Calvert

Title:	President

“CONSULTANT”

/s/ Kenneth Reay Code		6-20-06
Kenneth Reay Code

Annex A

CONFIDENTIALITY AND NON-DISCLOSURE AGREEMENT

__ AGREEMENT (this "Agreement") made and entered into as of this 20th day of June, 2006, by and between NUWAY MEDICAL, INC., a Delaware corporation (the "Company") and the undersigned ("Recipient").

WHEREAS, Recipient is an stockholder or potential investor of the Company and has asked management of the Company to provide Recipient certain information which may be material to the Company and which has not been made public by the Company; and

WHEREAS, the Company and Recipient are familiar with Regulation F-D promulgated by the Securities and Exchange Commission (the "Commission") regarding disclosure of material non-public information and the parties wish to comply with said Regulation;

NOW, THEREFORE, the Company and Recipient hereby agree as follows:

1. Confidentiality.

(a) Recipient hereby acknowledges that Recipient will have access to, receive and learn confidential information (collectively, the "Confidential Information") relating to the Company and/or any of its affiliates, including without limitation the Company's financial condition, securities and certain regulatory matters, that is not generally known, or been disclosed, to the public. All Confidential Information is and shall remain the sole property of the Company. Recipient shall make no use of Confidential Information, other than as provided for herein, and shall not disclose Confidential Information to any third party, except as disclosure shall be necessary as required by law.

(b) Confidential Information shall mean and include, without limitation, all information considered proprietary by the Company and to which Recipient has access to, receives, or learns from the Company. Confidential Information may be written, recorded, or otherwise fixed in or on any medium, electronically communicated, or orally or visually communicated to Recipient. Confidential Information specifically includes, but is not limited to, any documents, records or information concerning the business, customers, clients, suppliers, consultants or affairs (financial, securities, regulatory or otherwise) of the Company and/or any of its affiliates. Confidential Information also includes, without limitation, software (in various stages of development), content (in various stages of development), designs, drawings, specifications, models, source code, object code, documentation, diagrams, flow charts, marketing and development plans, business plans, methods of doing business, financial information, customer lists, patent applications, studies and other similar information that is proprietary and/or confidential to the Company. Recipient shall not use or disclose such Confidential Information, except to the extent authorized representatives of the Company.

(c) Notwithstanding anything contained herein to the contrary, Confidential Information shall not include information which: (i) is or becomes generally available to the public other than through any act or omission on Recipient's part at or after the time of disclosure by the Company to Recipient; (ii) Recipient receives from a third party that is free to disclose such information without breach of any legal obligation to the Company or any third party; or (iii) is required to be disclosed pursuant to any statute, regulation, order, subpoena or document discovery request, provided that prior written notice of such disclosure is furnished by Recipient to the Company as soon as practicable in order to afford the Company an opportunity to seek a protective order (it being agreed that if the Company is unable to obtain or does not seek a protective order and Recipient is legally compelled to disclose such information, disclosure of such information may be made without liability).

(d) Recipient recognizes and acknowledges that the Confidential Information is a valuable, special and unique asset of the Company and, moreover, that the Company has special obligations and responsibilities with respect to the Confidential Information as required by the Rules and Regulations of the Commission. Recipient further recognizes and acknowledges that any breach of this Agreement will cause irreparable harm to the Company, and Recipient hereby consents to the Company's entitlement to a temporary and/or permanent injunction in addition to any other remedies available to the Company as a result of a breach by Recipient. The Company shall be entitled to such injunctive relief without the necessity of posting a bond or other security.

2. Governing Law. This Agreement shall be subject to, and be governed by, the laws of the State of California without regard to conflict of law principles thereof.

3. Severability. If any provision of this Agreement as applied to either party or to any circumstances shall be adjudged by a court of competent jurisdiction to be void or unenforceable, the same shall in no way affect any other provision of this Agreement or the validity or enforceability of the rest of this Agreement.

4. Waiver. Waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or a waiver of any other provision of this Agreement.

5. Headings. The headings set forth herein are included solely for the purpose of identification and shall not be used for the purpose bf construing the meaning of the provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

NUWAY MEDICAL, INC.	RECIPIENT: ______________________
a Delaware corporation	
By: [signature]	By: [signature]
Name: [signature]	Name: K. R. Cox
Title: President	Title: ______________________

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